March , 2006
375 Park Avenue
New York, NY 10152

Re: Global Technology Industries, Inc.

Ladies and Gentlemen:

This letter will confirm the agreement of GTI Holdings, LLC to purchase warrants (“Warrants”) of Global Technology Industries, Inc. (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one share of common stock, par value $.0001 per share, of the Company (the “Common Stock”) and one Warrant to each purchase one share of Common Stock. The shares of Common Stock and Warrants will not be separately tradable until 90 days after the effective date of the Company’s IPO unless Morgan Joseph & Co. Inc. (the “Representative”) informs the Company of its decision to allow earlier separate trading.

GTI Holdings, LLC agrees that on the date hereof it will enter into an agreement or plan in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with an independent broker-dealer (the “Broker”) registered under Section 15 of the Exchange Act which is neither affiliated with the Company, the Representative, nor part of the underwriting or selling group, pursuant to which the Broker will purchase up to $500,000 of Warrants in the public marketplace for GTI Holdings, LLC’s account during the forty-trading day period commencing on the later of (i) the date separate trading of the Warrants has commenced or (ii) 60 calendar days after the end of the restricted period under Regulation M, at market prices not to exceed $1.20 per Warrant (“Maximum Warrant Purchase”). GTI Holdings, LLC shall instruct the Broker to fill such order in such amounts and at such times as the Broker may determine, in its sole discretion, during the forty-trading day period described above.

As of the date hereof, GTI Holdings, LLC represents and warrants that it is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. GTI Holdings, LLC agrees that while this agreement is in effect, GTI Holdings, LLC shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company’s securities. GTI Holdings, LLC further agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Company or the Company’s securities to any employee of the Representative or the Broker. GTI Holdings, LLC does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants pursuant to this agreement or the plan or agreement with the Broker.

GTI Holdings, LLC shall instruct the Broker to make, keep and produce promptly upon request a daily time-sequenced schedule of all Warrant purchases made pursuant to this agreement, on a transaction-by-transaction basis, including (i) size, time of execution, price of purchase; and (ii) the exchange, quotation system or other facility through which the Warrant purchase occurred.

GTI Holdings, LLC agrees: (i) not to sell or transfer any of the Warrants purchased by it pursuant to this letter agreement until after the consummation a Business Combination (as defined in the Certificate of Incorporation of the Company); and (ii) the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first written above.

GTI HOLDINGS, LLC

By: _______________________________

Name: _____________________________

Title: ______________________________